Exhibit 10(xvi)

BANK OF OAK RIDGE

2009 SEMI-ANNUAL INCENTIVE PLAN

1. Purpose

The purpose of the Bank of Oak Ridge Annual Incentive Plan (the “Plan”) is to provide key employees of Bank of Oak Ridge (the “Bank”) with the opportunity to receive payments of additional compensation distributed based upon the earnings of the Bank, and on the achievement of a broad set of corporate and/or individual objectives (the “Objectives”). The Plan provides an incentive to employees to enhance the size and earnings of the Bank, within the constraints of safe, sound banking practices.

At the same time it must be emphasized that the Plan in no way contravenes the importance of either long-term goal achievement or the proper exercise of appropriate management accountability. These goals and areas of accountability include, but are not limited to, the following items:

1.	Collection, recovery, charge-off, and bankruptcy activity.

2.	Maintenance and increase in market share through salesmanship and customer service.

3.	Continued salesmanship (call programs) and improved customer service.

4.	Employee management and development (staff supervision, tracking and cross-training, employee turnover, etc.)

5.	Development of new and better ways of doing business.

6.	Appropriate audit and documentation procedures.

7.	Responsible management of fixed assets/resources.

8.	Adherence to all Bank policy and philosophy.

9.	Maintenance of the highest ethical standards.

It is anticipated that the limited amount of incentive potential available through the Plan, as compared to the size of salaries and incentives paid for performance of these long term management accountabilities, in conjunction with the controls built into the performance measures in the Plan, will create the appropriate focus. The Board of Directors, through the Compensation Committee (the “Committee”), and the Chief Executive Officer administers the plan.

At the Committee’s discretion funds may be used to pay discretionary bonuses. As an example an employee with outstanding overall performance could receive a discretionary bonus in recognition of performance unaccounted for through the plan. It is understood that discretionary bonuses will be an exception as opposed to the rule.

2. Effective Date and Plan Year

The Effective Date of the Plan shall be January 1, 2010. The Plan Year shall be the calendar year.

3. Eligibility

An individual shall be eligible to become a Participant in the Plan who satisfied the following requirements:

a.	The individual is an employee of the Bank. For this purpose, an individual shall be considered to be an “employee” if there exists between the individual and the Bank the legal and bona fide relationship of employer and employee. An individual shall be considered an employee if he/she is regularly scheduled to work at least 20 hours per week.

b.	The individual employees’ position is considered by the Committee to be “key” and to have a direct impact on the size and earnings of the Bank.

c.	The individual is approved by the Compensation Committee as a Participant in the Plan.

4. Participation

Prior to the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Compensation Committee each individual or position eligible to become a Participant in the Plan (a “Participant”) with respect to such Plan Year. Participants shall be approved by the Compensation Committee in its discretion. In the event of the promotion of an employee or the hiring of a new employee during the Plan Year, the Compensation Committee, upon the recommendation of the Chief Executive Officer, may approve the entry of a Participant into the Plan Year. However, if the position has been previously approved, no such approval shall be required. In such case, the Incentive Award determined under Section 5 with respect to such Participant shall be the percentage as determined by the Compensation Committee for the position multiplied by the individual’s job salary grade range mid-point during the period of time he or she was eligible to participate. However, in no event shall an employee be a Participant for less than the full final three months of the Plan Year. Participation in the Plan shall be subject to the provisions of the Plan and such other terms and conditions, as the Compensation Committee shall provide.

5. Incentive Award

5.1 Subject to Section 5.2, each Participant for a Plan Year shall receive an Incentive Award determined by multiplying the percentage achieved of each of the individual’s objectives (“key drivers”) by a weighting factor (positive or negative). A Potential Award is then multiplied by the sum of the weights derived. When no individual objectives related to a Plan Year have been determined for a Participant, then the Participant’s objectives for the purpose of this Plan shall be the Corporate Objectives approved by the Committee at the beginning of such Plan Year.

For purposes of this section 5, the following definitions shall apply:

“Potential Award” means with respect to each Participant for the Plan Year a dollar amount determined by multiplying the individual’s salary by a percentage designed by the Compensation Committee. The Potential Award represents the Incentive Award payable to the Participant in the event that Corporate and Participant’s personal objectives are achieved for the Plan Year. In the event that no personal objectives are established for a Plan Year, the Potential Award represents the Incentive Award payable to the Participant in the event that all of the Corporate Objectives established at the beginning of the Plan Year are fully achieved for the Plan Year.

“Adjusted Potential Award” is the pro-rata share of a pool established by the sum of all participants’ Potential awards in the Plan year. The pool is accrued based upon the achievements of net income (pre-incentive, pretax) objectives established by the CEO and approved by the Compensation Committee.

“Incentive Award” means by multiplying the actual cash value paid to the participant at the end of the Plan period, determined by multiplying the percentage of each of the individual’s objectives (established by the Chief Executive Officer), by weighting factor (positive or negative) established by the Chief Executive Officer, and multiplying that by the adjusted potential Award pro-rata as to salary.

5.2 Notwithstanding any other provision of this Plan, the Compensation Committee shall review and approve the payment of the Incentive Award as determined under Section 5.1 and, in its discretion, may adjust the amount of the payment as it deems necessary to meet the purpose of this Plan and the best interest of the Bank. In no event shall an Incentive Award be paid to a Participant who in the sole determination of the Compensation Committee has violated established policies and practices of the Bank as reflected in the minutes of the Board. Where interpretations of achievement of objectives are inconsistent, the judgment of the Compensation Committee will prevail.

Individual objectives are not to be achieved at the expense of the overall Bank objectives or long-term objectives of any individual. For example, if an employee achieves individual objectives, but in so doing clearly creates unnecessary strife among peers or subordinates, violates policy, avoids behaviors that develop business in the long term, or in any way ignores the best interest of the Bank, then no Incentive Award will be paid.

6. Termination of Employment during Plan Year

The Participant shall not receive an Incentive Award with respect to a Plan Year if, for reasons other than a Termination Event as defined in this Section 6, the employment of the Participant by the Bank, or a Subsidiary, is terminated during the Plan Year or the duties of the position of the Participant are changed during the Plan Year so that he/she is no longer in a position as described in Section 3. The following shall each constitute a “Termination Event”:

a.	Death of the Participant while employed by the Bank.

b.	Retirement of the Participant from the Bank with the approval of the Board.

c.	Disability of the Participant while employed by the Bank. For this purpose, the term “disability” shall mean the inability of a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or of indefinite duration, to perform his duties for the Bank. The determination of disability shall be made by the Compensation Committee based on medical evidence from an independent physician selected by the Participant with the approval of the Compensation Committee; and, shall date from the original cessation of work.

In the event of a Termination Event, the Participant or his Beneficiary shall receive an Incentive Award with respect to such Plan Year equal to the amount determined under Section 5 multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he was a Participant prior to the Termination Event and the denominator of which is twelve. Participants in multiple selected positions, each determined to be a participant position should receive an amount reflecting the time-weighted service in each position. Participants departing a Participant position for a non-Participant position, provided that such departure is not pursuant to poor performance, shall receive an award reflecting the period of the year in which they served.

7. Leaves of Absence

In general, the determination of award for an individual who has taken a leave of absence during the Plan Year shall mirror the pro-rata payout provisions of termination. However, the Compensation Committee, acting on behalf of the Board of Directors, shall in its sole discretion determine the amount of award in each case so as to preserve the intent of the Plan.

8. Payment of Incentive Awards

Unless otherwise determined by the Compensation Committee, the Incentive Award for a Plan Year shall be paid by the Bank in cash to the Participant or his Beneficiary by the later of (i) March 15 following the end of the Plan Year, or (ii) thirty days following the determination of the actual financial results for the Plan Year and the final achievement of the Participant’s individual objectives (if applicable). A Participant must be an employee on the day of payment in order to be eligible.

9. Nonassignability of Incentive Awards

The right to receive payment of the Incentive Award shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

10. No Trust Fund: Unsecured Interest

A Participant shall have no interest in any fund or specified asset of the Bank. No trust fund shall be created in connection with the Plan or any Incentive Award, and there shall be no required funding of amounts, which may become payable under this Plan. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Bank, and no person other than the Bank shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payment from the Bank pursuant to the Plan shall be greater than the right of any unsecured creditor of the Bank.

11. No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Bank to continue to employ the Participant, nor shall the Participant be required to remain in the employment of the Bank.

12. Withholding

There shall be deducted from the payment of the Incentive Award the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Bank to such authority for the account of the person entitled to such payment.

13. Retirement Plans

In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Bank may be a party. Actual payments (as opposed to accruals) will be treated as compensation for accruing benefits under all retirement/pension plans, if such plans include bonuses or incentives in their definition of compensation.

14. Dilution or Other Adjustments

If there is any change in the Bank because of a merger, consolidation or reorganization involving the Bank, the Compensation Committee shall make such adjustments to any provisions of this Plan, as the Compensation Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.

15. Administration of the Plan

The Plan shall be administered by the Chief Executive Officer of the Bank with the consent and approval of the Board; provided, that all matters pertaining to the Incentive Award of the Chief Executive Officer shall be determined by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee shall have plenary authority in its discretion, among other things, to designate the Participants to receive Incentive Awards, to determine the Potential Award of each Participant, to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan, provided that no member of the Board shall take part in any action with respect to the decisions to pay an Incentive Award to such member, or with respect to the terms or conditions of any Incentive Award awarded to such member.

16. Amendment and Termination of the Plans

The Plan may be amended or terminated at any time by the Board.

17. Binding on Successors

The obligations of the Bank under the Plan shall be binding upon any organization, which shall succeed, to all or substantially all of the assets of the Bank, and the term “Bank,” whenever used in the Plan, shall mean and include any such organization after the succession.

18. Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina